UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 17, 2017

CF Corporation

(Exact name of registrant as specified in its charter)

Cayman Islands	001-37779	98-1354810
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1701 Village Center Circle

Las Vegas, Nevada 89134

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (702) 323-7331

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 17, 2017, the board of directors (the “Board”) of CF Corporation (the “Company”) elected Keith Wayne Abell to serve as a Class A director, with a term expiring at the Company’s first annual general meeting, or until his successor is duly elected and qualified or his earlier death, resignation, retirement, disqualification or removal. The Board appointed Mr. Abell, who was determined to be an “independent director” as defined in the applicable rules of The NASDAQ Capital Market, to serve as a member of the audit committee of the Board (the “Audit Committee”). In connection with Mr. Abell’s appointment, Chinh E. Chu resigned as a member of the Audit Committee and as the chairman of the Audit Committee. Mr. Chu will remain Co-Executive Chairman of the Board. As a result, the Board appointed Richard N. Massey as chairman of the Audit Committee, which is presently comprised of Mr. Abell, Mr. Massey and James A. Quella.

Mr. Abell is the co-founder of Sungate Properties, LLC, a real estate investment company, which he co-founded in 2010, and is the founder of Snowridge Investments, which establishes strategic partnerships between U.S. fund managers and Chinese financial institutions, which he founded in 2015. From 1994 to 2007, Mr. Abell was a co-founder of, and served in a variety of senior management roles at, GSC Group (and its predecessor, Greenwich Street Capital Partners, L.P.), an alternative asset manager. From 1990 to 1994, Mr. Abell was a managing director at The Blackstone Group L.P. (NYSE: BX) where he, among other things, founded the firm’s first Hong Kong office. From 1986 to 1990, Mr. Abell was a vice president at Goldman, Sachs & Co. (NYSE: GS) where he worked in the global finance, corporate finance and mergers and acquisitions departments. Mr. Abell serves as the treasurer and as a director of the National Committee on United States-China Relations. Throughout his career, Mr. Abell has served as a director of a number of public, private and not-for-profit entities. Mr. Abell brings extensive experience in corporate finance, private equity and mergers and acquisitions to the Board.

On May 17, 2017, the Company entered into an indemnity agreement (the “Indemnity Agreement”) with Mr. Abell, pursuant to which the Company has agreed to provide contractual indemnification, in addition to the indemnification provided in the Company’s Amended and Restated Memorandum and Articles of Association, against liabilities that may arise by reason of his service on the Board, and to advance expenses incurred as a result of any proceeding against him as to which he could be indemnified.

On May 17, 2017, the Company entered into a letter agreement with Mr. Abell (the “Letter Agreement”) on substantially the same terms as the form of letter agreement previously entered into by and between the Company and each of its other directors in connection with the Company’s initial public offering.

The Company has filed herewith as Exhibits 10.1 and 10.2 the Indemnity Agreement and the Letter Agreement, which Exhibits are incorporated by reference herein, and the foregoing descriptions of the Indemnification Agreement and the Letter Agreement are qualified in their entirety by reference thereto.

Prior to the Company’s initial public offering, the Company entered into a forward purchase agreement (the “Forward Purchase Agreement”) with Mr. Abell pursuant to which Mr. Abell agreed to purchase 100,000 Class A ordinary shares, plus 33,333 redeemable warrants, for a purchase price of  $10.00 multiplied by the number of Class A ordinary shares purchased, or $1,000,000, in a private placement to occur concurrently with the closing of the Company’s initial business combination. In connection with the Forward Purchase Agreement, the Company issued to Mr. Abell 7,353 Class B ordinary shares for $0.002 per share. For a description of the terms and conditions of the Forward Purchase Agreement, please refer to the description set forth in the Company’s final prospectus, dated May 19, 2016, filed with the SEC on May 20, 2016 under the heading “Use of Proceeds,” which description is incorporated herein by reference. The foregoing description of the Forward Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Forward Purchase Agreement which was filed as Exhibit 10.9 to the Company’s Registration Statement on Form S-1 (File No. 333-210854), dated May 3, 2016, and is incorporated herein by reference.

There are no arrangements or understandings between Mr. Abell and any other persons pursuant to which Mr. Abell was selected as a director of the Company. There are no family relationships between Mr. Abell and any of the Company’s other directors or executive officers and, other than the Forward Purchase Agreement, Mr. Abell has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The Company incorporates by reference the Exhibit Index following the signature page to this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CF CORPORATION

	By:	/s/ Douglas B. Newton
Name: Douglas B. Newton
Title: Chief Financial Officer

Dated: May 18, 2017

EXHIBIT INDEX

Exhibit No.	Description
10.1	Indemnity Agreement, dated as of May 17, 2017, by and between the Company and Keith Wayne Abell.
10.2	Letter Agreement, dated May 17, 2017, by and between the Company and Keith Wayne Abell.